Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Bancorp Rhode Island, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-80875 and 333-114571) on Forms S-8 of Brookline Bancorp, Inc. and to the use in Form 8-K/A of Brookline Bancorp, Inc. dated March 19, 2012, of our report dated March 16, 2012, with respect to the consolidated balance sheets of Bancorp Rhode Island, Inc. and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2011.

/s/ KPMG LLP

Providence, Rhode Island
March 16, 2012